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                                                               EXHIBIT 10.dd

                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT, dated as of December 1, 2000, by and between Keystone Property Trust (the "Company") and Robert F. Savage Jr.
("Executive"), recites and provides as follows:

                              W I T N E S S E T H:

     WHEREAS, the Company is a self-administered Maryland real estate investment trust which owns, acquires, develops and leases office and industrial properties;

     WHEREAS, the Company desires to employ Executive to devote substantially all of his working time to the business of the Company, including, without limitation, the operation and management of the Company and the properties, and to serve as Executive Vice President and Chief Operating Officer of the Company; and

     WHEREAS, Executive desires to be so employed on the terms and subject to the conditions hereinafter stated.

     NOW, THEREFORE, IN CONSIDERATION of the mutual covenants, promises and obligations of the parties provided for in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     A. DEFINITIONS.

     For purposes of this Agreement, the following terms shall have the following meanings (applicable to both the singular and plural forms of the terms defined):

     1. "Acquisition of Office or Industrial Property" means engaging in the activity of soliciting, seeking to acquire, obtaining an option or first right of refusal to acquire, or acquiring, any interest in an Office or Industrial Property or in real property planned for development as an Office or Industrial Property.

     2. "Affiliate" means (i) any person directly or indirectly controlling, controlled by, or under common control with such other person, (ii) any executive officer, director, trustee or general partner of such other person, and (iii) any legal entity for which such person acts as an executive officer, director, trustee or general partner. The term "person" means and includes any natural person, corporation, partnership, association, limited liability company or any other legal entity.

     3. "Board" means the Board of Trustees of the Company.

     4. "Change in Control" means the happening of any of the following:

     (i) any "person," including a "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), but excluding the Company, any entity controlling, controlled by or under common control with the Company, any employee benefit plan of the

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     Company or any such entity, and, with respect to Executive,
     Executive and any "group" (as such term is used in Section 13(d)(3) of the Exchange Act) of which Executive is a member, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of either (A) the combined voting power of the Company's then outstanding securities or (B) the then outstanding shares (in either such case other than as a result of an acquisition of securities directly from the Company); or

     (ii) any consolidation or merger of the Company or any subsidiary where (A) the shareholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange
     Act), directly or indirectly, shares representing in the aggregate 60% or more of the voting securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), and
     (B) the members of the Board immediately prior to such event fail to constitute a majority of the board of directors or trustees of the successor business organization; or

     (iii) there shall occur (A) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 50% of the combined voting power of the voting securities of which is owned by persons in substantially the same proportion as their ownership of the combined voting power of the voting securities of the Company immediately prior to such transfer, or (B) the approval by shareholders of the Company of any plan or proposal for the liquidation or dissolution of the Company; or

     (iv) the members of the Board at the beginning of any consecutive 24-calendar-month period (the "Incumbent Trustees") cease for any reason other than due to death to constitute at least a majority of the members of the Board; provided that any trustee whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the members of the Board then still in office who were members of the Board at the beginning of such 24-calendar-month period shall be deemed to be an Incumbent Trustee.

          5. "Change-in-Control Severance Amount" means an amount equal to the sum of:

          (A) Executive's annual base salary as of the Termination Date (as hereinafter defined); and

          (B) the greater of (1) the average Annual Bonus (as hereinafter defined) for the three fiscal years prior to the Termination Year (as hereinafter defined), or, if less, the actual number of fiscal years, beginning with 2001, prior to the Termination Year in which Executive was eligible to receive an Annual Bonus, or

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          (2) the target Annual Bonus for the Termination Year; provided, however, that if the Termination Year is 2001, then the amount calculated under this clause (B) shall be deemed to be $150,000; and

          (C) the average of the dollar amounts awarded to Executive in the form of Incentive Compensation (as hereinafter defined) for the three fiscal years prior to the Termination Year, or, if less, the actual number of fiscal years, beginning with 2001, prior to the Termination Year in which Executive received Incentive Compensation; provided, however, that if the Termination Year is 2001, then the amount calculated under this clause (C) shall be deemed to be $500,000.

          6. "Competitive Activity" means engaging in directly, through an Affiliate, or being employed by any entity undertaking, or otherwise undertaking to do any of the following within a 30-mile radius of any Property of the Company: (i) Acquisition of Office or Industrial Property,
(ii) Office or Industrial Property Ownership or Leasing, (iii) Office or Industrial Property Construction, (iv) Office or Industrial Property Entitlements, (v) Speculation, or (vi) Office or Industrial Property Management and Operation.

          7. "Employment Term" means the Initial Term, as herein defined, and the successive annual renewals of this Agreement until terminated. The initial term of Executive's employment hereunder (the "Initial Term") shall be for a period of three years, commencing on the date hereof and continuing until the third anniversary of the date hereof, unless terminated earlier as provided herein. After the third anniversary of the date hereof, the term shall be automatically renewed for successive one-year periods (subject to termination as otherwise provided herein) unless either party notifies the other party in writing prior to sixty (60) days before the expiration of the Initial Term and each annual renewal thereof, as applicable.

          8. "Good Reason" means the occurrence, without Executive's express written consent, of any one or more of the following events:

              (a) a reduction in the annual base salary of Executive;

              (b) the removal or suspension from office without cause of Executive or failure without cause to elect or appoint Executive as Executive Vice President and Chief Operating Officer of the Company throughout the Employment Term;

               (c) any substantial alteration, including any material diminution, in the nature or status of Executive's responsibilities as Executive Vice President and Chief Operating Officer, which substantial alteration is not remedied or cured as contemplated by Section B, Paragraph 8(b) hereof;

               (d) the assignment of any duties which are in any significant respect inconsistent with Executive's status as President and Chief Executive Officer of the Company, which inconsistent assignment is not remedied or cured as contemplated by Section B, Paragraph 8(b) hereof; and

               (e) the relocation of Executive's office to more than 50 miles from West Conshohocken, Pennsylvania.

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          9. "Involuntary Termination" means the breach by the Company of any material provision of this Agreement and such breach continues for a period of 30 days after the Company receives written notice of such breach.

          10. "Noncompetition Period" means the period beginning on the date of the termination of the Employment Term, for whatever reason, and ending two years from the date of such termination. Notwithstanding the foregoing, the Noncompetition Period shall in no event extend beyond the number of full years for which Executive will receive an equivalent payment of salary as contemplated by Section B, Paragraphs 7, 8 and 9.

          11. "Notice of Termination" means a notice given by the Company or Executive, as applicable, which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provisions so indicated.

          12. "Office or Industrial Property" means any Property that is used in whole or in part for office or industrial space or office or industrial-related purposes, whether in fee or leasehold, together with all improvements and fixtures now or hereafter located thereon, all rights, privileges and easements appurtenant thereto, and all tangible and intangible personal property used in connection therewith.

          13. "Office or Industrial Property Construction" means the construction, renovation or repair of improvements on an Office or Industrial Property by Executive or an Affiliate of Executive.

          14. "Office or Industrial Property Entitlements" means engaging in the process by which a person with an interest in an Office or Industrial Property obtains necessary or desirable governmental approvals, licenses, permits, entitlements or agreements for the commencement of Office or Industrial Property Construction.

          15. "Office or Industrial Property Management and Operation" means engaging in directly or through an Affiliate, or being employed by any entity undertaking, or otherwise undertaking the day-to-day management and operation of an Office or Industrial Property, whether pursuant to a master lease, management agreement or any other arrangement.

          16. "Property" means any real property or any interest therein.

          17. "Severance Amount" means an amount equal to the sum of an amount equal to the sum of:

          (A) Executive's annual base salary as of the Termination Date;
          and

          (B) Executive's Annual Bonus for the fiscal year preceding the Termination Year; provided, however, that if the Termination Year is 2001, then the amount calculated under this clause (B) shall be deemed to be $150,000.

          18. "Speculation" means engaging in the activity of soliciting, seeking to acquire, obtaining an option or a first right of refusal to acquire, or acquiring, any interest in an Office or Industrial Property with the intention at any time of acquiring (or obtaining an option

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or a first right of refusal to acquire) or holding an Office or Industrial
Property for subsequent sale or other transfer to any person for purposes of Competitive Activity.

          19. "Termination Date" means the date of termination of Executive's employment by the Company during the Employment Term.


          20. "Termination With Cause" means the termination of Executive's employment by the Company for any of the following reasons:

               (a) any material breach of this Agreement, consisting of any repeated gross or willful refusal, failure or neglect by Executive in connection with the performance of his duties and fulfillment of his obligations under this Agreement;

               (b) (i) conduct by Executive that would result in material injury to the reputation of the Company if he were retained in his position with the Company, including (A) conviction of (or pleading nolo contendere to) a felony under the laws of the United States or any State thereof or of an equivalent crime under the laws of any other jurisdiction, (B) commission of a crime of (1) moral turpitude, (2) dishonesty, (3) breach of trust or (4) unethical business conduct, or
     (C) bankruptcy, insolvency or general assignment for the benefit of his creditors, or (ii) commission of any crime involving the Company;

               (c) any failure to comply substantially with any written rules, regulations, policies or procedures of the Company, if such non-compliance could be expected to have a material and adverse effect on the Company's business, which has not been cured within a reasonable time after notice thereof; or

               (d) any failure to comply with the Company's internal policies regarding insider trading or insider dealing which has not been cured within a reasonable time after notice thereof.

          21. "Termination Without Cause" means the termination of Executive's employment (i) by the Company for any reason other than Termination With Cause, or (ii) by Executive for Good Reason.

          22. "Termination Year" means the fiscal year in which the Termination Date occurs.

          23. "Voluntary Termination" means Executive's voluntary termination of his employment hereunder (which does not include termination for Good Reason), which may be effected by Executive's giving the Company 60 days' written notice of Executive's desire to terminate his employment.

          B. THE EMPLOYMENT RELATIONSHIP.

          1. EMPLOYMENT. The Company shall employ Executive, and Executive agrees to be so employed, in the capacity of Executive Vice President and Chief Operating Officer of the Company to serve for the Employment Term, subject to earlier termination as herein provided.

          2. SERVICES. Executive shall devote substantially all of his working time, attention and effort to the Company's affairs. Specifically, Executive shall have senior

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management authority and responsibility with respect to the day-to-day operations and long-term management of the Company and its Office and Industrial Properties, as well as implementation of the growth strategy of the Company, consistent with directions from the Chief Executive Officer. Executive shall have full authority and responsibility, subject to the general direction, approval and control of the Chief Executive Officer, for formulating policies and administering the Company and its Properties. He shall have the authority to hire and fire all Company personnel, subject to the approval of the Chief Executive Officer. Executive shall report to the Chief Executive Officer.

     3. COMPENSATION. (a) The Company initially shall pay Executive for his services an annual base salary of $250,000.00, in equal installments not less frequently than bi-weekly, subject to any increases in base compensation as approved by the Compensation Committee of the Board (the "Compensation Committee"). Executive's annual salary shall be reviewed at least once each year after the date hereof, and may be increased (but not decreased) at any time and from time to time by action of the Board or any committee thereof or any individual having authority to take such action in accordance with the Company's regular practices.

          (b) During the Employment Term, in addition to the annual base salary, Executive shall be eligible to receive, in the discretion of the Company, an annual bonus ("Annual Bonus"). Notwithstanding the foregoing, in the second full calendar year (January through December) of employment, Executive shall receive a guaranteed Annual Bonus for the first full calendar year of employment in an amount equal to $150,000. Each Annual Bonus payable under this Section B, Paragraph 3(b) shall be payable to Executive during the first quarter of each calendar year to follow the year for which the Annual Bonus is paid and in accordance with the Company's customary procedures for payment of executive bonuses.

          (c) Effective as of the date hereof, the Company shall provide Executive with an interest-free, recourse loan during the Employment Term, such loan to be evidenced by such promissory note as the Company may reasonably request (including without limitation, in the discretion of the Company, provisions to reflect the terms of this Section B, Paragraph 3(c)), in an amount necessary for Executive to purchase 100,000 shares of Common Stock, par value $.001, of the Company (the "Shares") from the Company. To the extent that there has been no termination of Executive's employment, the loan shall be reduced by one fifth of the original principal amount thereof on January 1, 2004, with an additional reduction by one fifth of the original principal amount of the loan to occur on each of the following four anniversaries of such date.

          (d) In addition, the Company may from time to time pay Executive such compensation or benefits as the Compensation Committee may, in its discretion, award to Executive under any compensation, bonus, stock purchase, stock option, profit sharing or other employee benefit plan that may hereafter be adopted (any such compensation is referred to as "Incentive Compensation"). Executive's Incentive Compensation will be consistent with the Incentive Compensation paid to executives in comparable positions at other real estate investment trusts in the Company's peer group.

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          (e) Without limiting the generality of Section B, Paragraph 3(d), effective as of the date hereof, Executive shall be granted an option (the "Option") to purchase 100,000 shares of common stock of the Company at an exercise price equal to the fair market value at such time. To the extent that there has been no termination of Executive's employment and the Option has not otherwise expired, one third of the shares subject to the Option shall vest

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immediately upon grant, with an additional one third of the shares subject to the Option to vest on each of the following two anniversaries of the date of grant. The Option shall be subject to a definitive option award agreement containing such other terms and conditions (including without limitation provisions relating to termination of employment, method of exercise and payment, withholding and nontransferability) as the Company determines in its sole discretion which are not inconsistent with the foregoing provisions of this Section B, Paragraph 3(e).

     4. BENEFITS. The Company agrees to provide Executive with the following benefits during the Employment Term:

          (a) VACATION. Executive shall be entitled each year to a paid vacation in accordance with the practices of the Company.

          (b) EMPLOYEE BENEFITS. Executive shall be entitled to all rights, benefits and privileges to which other management level employees of the Company are entitled, including, but not limited to, any retirement, pension, profit sharing, insurance, hospital or other plans which may now be in effect or which may hereafter be adopted by the Company.

          (c) LIFE INSURANCE. During the Employment Term, the Company shall provide Executive with and shall pay the premiums on a life insurance policy that, when payable, will provide for a death benefit of $3,000,000. The beneficiary of the policy shall be the estate of Executive or such other beneficiary as may be selected by Executive.

          (d) DISABILITY. During the Employment Term, the Company shall provide Executive with (or shall pay the premiums on) a supplemental disability program that, when payable, will provide for a maximum benefit of 50% of Executive's then annual salary plus Annual Bonus for the most recently completed year (and, for purposes of calculating the maximum benefit prior to the payment of Executive's Annual Bonus for 2001, such Annual Bonus shall be deemed to be $150,000), with payments to cease in accordance with the terms of the program.

          (e) AUTO ALLOWANCE. During the Employment Term, the Company shall provide Executive with an automobile allowance of $1,000.00 per month.

     5. EXPENSES. The Company recognizes that Executive will have to incur certain out-of-pocket expenses, including, but not limited to, travel expenses, related to his services and the Company's business, and the Company agrees to reimburse Executive for all reasonable expenses necessarily incurred by him in the performance of his duties upon presentation of a voucher or documentation reasonably acceptable to the Company indicating the amount and business purposes of any such expenses.

     6. TERMINATION WITH CAUSE; VOLUNTARY TERMINATION. The Company may terminate this Agreement upon a determination that an event has occurred within the definition of Termination With Cause; provided, however, in the case of a Termination With Cause based upon clauses (a) or (b) of such definition, the Company shall provide Executive written notice of such grounds for termination, and Executive shall have a period of 30 days to cure such cause to

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the reasonable satisfaction of the Company. If Executive shall suffer
Termination With Cause or shall cease being an employee of the Company on account of a Voluntary Termination, then:

     (i) the Company shall pay Executive a lump sum equal to any annual salary and other benefits earned and accrued under this Agreement prior to the Termination Date (and reimbursement under this Agreement for expenses incurred prior to the Termination Date);

     (ii) any continued rights and benefits that Executive may have under employee benefit plans and programs of the Company upon such a termination shall be determined in accordance with the terms and provisions of such plans and programs; provided, however, that Executive, including his immediate family, shall be able to continue to participate in the Company's medical/health insurance or coverage program with the same level of benefits as he was entitled to receive immediately prior to the time of termination, for up to 18 months following termination, but Executive shall bear all costs of such medical/health insurance or coverage; and

     (iii) Executive shall have no further rights to any other compensation or benefits hereunder or granted hereunder on or after the termination of employment, or any other rights hereunder, and, in particular but without limitation of the foregoing, Executive shall not be entitled to any Annual Bonus or Incentive Compensation for all or any part of the Termination Year, notwithstanding anything to the contrary set forth in Section B, Paragraphs 3(b) and 3(d).

     7. TERMINATION UPON DEATH OR DISABILITY. This Agreement shall terminate automatically upon Executive's death. This Agreement may be terminated by the Company during the Employment Term in case of Executive's permanent disability (defined as physical or mental inability, confirmed by a licensed physician, to perform substantially all of the services described herein that continues for a period of 180 consecutive or non-consecutive days in any 365-day period). Upon death or termination of employment by virtue of disability during the Employment Term:

     (i) the Company shall pay Executive (or Executive's estate or beneficiaries in the case of death of Executive) a lump sum equal to any annual salary and other benefits earned and accrued under this Agreement prior to the Termination Date (and reimbursement under this Agreement for expenses incurred prior to the Termination Date);

     (ii) the Company shall pay Executive an amount equal to the target
     Annual Bonus for the Termination Year multiplied by a fraction, the numerator of which is the number of days elapsed in the Termination Year through the Termination Date and the denominator of which is the number of days in the Termination Year;

     (iii) all outstanding unvested Options granted under Section B, Paragraph 3(e), and all other outstanding unvested stock options, restricted stock and other unvested equity-type interests shall vest and shall otherwise be exercisable for the

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     greater of (1) one year after the effective date of such termination or up to one year after the effective date of such termination or (2) in accordance with their terms (provided, however, that the Board, in its sole discretion, may extend such exercise period, forgive any authorized loan previously made to Executive to purchase any such stock, and/or modify any of the other terms and conditions of any such stock option, stock award or other equity-type award programs, on terms no less favorable to Executive than those provided for herein);

     (iv) the Company shall continue to provide, for the longer of one year or the remainder of the Employment Term, Executive (or his family in the case of his death) with the level of health/medical insurance or coverage provided to Executive at the time of such death or disability;

     (v) any continued rights and benefits that Executive, or Executive's estate or other legal representatives, may have under employee benefit plans and programs of the Company upon such death or disability shall be determined in accordance with the terms and provisions of such plans and programs; and

     (vi) Executive shall have no further rights to any other compensation or benefits hereunder or granted hereunder on or after the termination of employment, or any other rights hereunder.

     8. INVOLUNTARY TERMINATION OR TERMINATION WITHOUT CAUSE. (a) If Executive shall suffer an Involuntary Termination or a Termination Without Cause, then:

     (i) the Company shall pay Executive a lump sum equal to any annual salary and other benefits earned and accrued under this Agreement prior to the Termination Date (and reimbursement under this Agreement for expenses incurred prior to the Termination Date);

     (ii) the Company shall pay Executive an amount equal to the target
     Annual Bonus for the Termination Year multiplied by a fraction, the numerator of which is the number of days elapsed in the Termination Year through the Termination Date and the denominator of which is the number of days in the Termination Year;

     (iii) the Company shall pay Executive an amount equal to three times the Severance Amount;

     (iv) all outstanding unvested Options granted under Section B, Paragraph 3(e), and all other outstanding unvested stock options, restricted stock and other unvested equity-type interests shall vest and shall otherwise be exercisable for the greater of (1) one year after the effective date of such termination or (2) in accordance with their terms (provided, however, that the Board, in its sole discretion, may extend such exercise period, and/or modify any of the other terms and conditions of any such stock option, stock award or other equity-type award programs, on terms no less favorable to Executive than those provided for herein);

     (v) the Company shall forgive the outstanding balance of the loan made by the Company to Executive under Section B, Paragraph 3(c), and any and all

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     outstanding balances on other loans made by the Company to Executive to purchase the Company's stock (provided, however, that as a condition precedent to the Company's obligation to forgive such loans, the Company may withhold from other amounts payable to Executive, or require Executive to pay to the Company, the amount the Company in good faith deems necessary to satisfy the Company's obligation to withhold federal, state or local income or other taxes incurred by reason of such forgiveness of loans);

     (vi) the Company shall continue to provide Executive, for the longer of one year or the remainder of the Employment Term, with the level of health/medical insurance or coverage provided to Executive at the time of such termination; provided, however, that the Company shall in no event be required to provide any coverage after such time as Executive becomes entitled to receive benefits of the same type from another employer or recipient of Executive's services (and provided, further, that such entitlement shall be determined without regard to any individual waivers or other similar arrangements);

     (vii) any continued rights and benefits that Executive may have under employee benefit plans and programs of the Company upon such termination shall be determined in accordance with the terms and provisions of such plans and programs; and

     (viii) Executive shall have no further rights to any other compensation or benefits hereunder or granted hereunder on or after the termination of employment, or any other rights hereunder.

     (b) Notwithstanding the foregoing, (i) neither Good Reason nor grounds for Involuntary Termination shall be deemed to exist unless a Notice of Termination on account thereof (specifying a termination date no less than 14 days and no more than 21 days from the date of such notice) is given no later than 90 days after the time at which the event or condition purportedly giving rise to Good Reason or the Involuntary Termination first occurs or arises; and (ii) if there exists (without regard to this clause (ii)) an event or condition that constitutes Good Reason or grounds for Involuntary Termination, the Company shall have 14 days from the date such Notice of Termination is given to remedy or cure such event or condition and, if the Company does so, such event or condition shall not constitute Good Reason or grounds for Involuntary Termination, respectively, hereunder.

     9. TERMINATION UPON A CHANGE IN CONTROL. (a) If Executive's employment with the Company is terminated, by Executive or by the Company, for any reason, or no reason, within the two-year period following a Change in Control (including without limitation, a Termination With Cause or on account of death or disability), then:

     (i) the Company shall pay Executive a lump sum equal to any annual salary and other benefits earned and accrued under this Agreement prior to the Termination Date (and reimbursement under this Agreement for expenses incurred prior to the Termination Date);

     (ii) the Company shall pay Executive an amount equal to the target Annual Bonus for the Termination Year multiplied by a fraction, the numerator of which

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     is the number of days elapsed in the Termination Year through the
     Termination Date and the denominator of which is the number of days in the Termination Year;

     (iii) the Company shall pay Executive an amount equal to three times the Change-in-Control Severance Amount;

     (iv) all outstanding unvested Options granted under Section B, Paragraph 3(e), and all other outstanding unvested stock options, restricted stock and other unvested equity-type interests shall vest and shall otherwise be exercisable for the greater of (1) one year after the effective date of such termination or (2) in accordance with their terms (provided, however, that the Board, in its sole discretion, may extend such exercise period, and/or modify any of the other terms and conditions of any such stock option, stock award or other equity-type award programs, on terms no less favorable to Executive than those provided for herein);

     (v) the Company shall forgive the outstanding balance of the loan made by the Company to Executive under Section B, Paragraph 3(c), and any and all outstanding balances on other loans made by the Company to Executive to purchase the Company's stock (provided, however, that as a condition precedent to the Company's obligation to forgive such loans, the Company may withhold from other amounts payable to Executive, or require Executive to pay to the Company, the amount the Company in good faith deems necessary to satisfy the Company's obligation to withhold federal, state or local income or other taxes incurred by reason of such forgiveness of loans);

     (vi) the Company shall continue to provide Executive, for three years from the date of termination, with the level of health/medical insurance or coverage provided to Executive at the time of such termination; it being expressly understood and agreed that nothing in this clause (e) shall restrict the ability of the Company to amend or terminate such plans and programs from time to time in its sole discretion; provided, however, that the Company shall in no event be required to provide any coverage after such time as Executive becomes entitled to receive benefits of the same type from another employer or recipient of Executive's services (and provided, further, that such entitlement shall be determined without regard to any individual waivers or other similar arrangements);

     (vii) any continued rights and benefits that Executive may have under employee benefit plans and programs of the Company upon such termination shall be determined in accordance with the terms and provisions of such plans and programs; and

     (viii) Executive shall have no further rights to any other compensation or benefits hereunder or granted hereunder on or after the termination of employment, or any other rights hereunder.

     (b) If a Change of Control occurs within one year after Executive suffers an Involuntary Termination or a Termination Without Cause, then the Company shall pay Executive

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

an amount equal to the average of the dollar amounts awarded to Executive in the form of Incentive Compensation for each of the three fiscal years prior to the Termination Year.

     10. INDEMNIFICATION. The Company agrees that provisions of the Company's bylaws regarding indemnification and advancement of expenses of officers and trustees shall not be amended to adversely affect Executive nor shall the Company's articles of incorporation be amended to adversely affect Executive's rights with respect to limitation of liability, indemnification or advancement of expenses.

     11. CONFIDENTIAL INFORMATION. During the Employment Term, and all periods thereafter, Executive shall keep secret and retain in strictest confidence, and shall not use for his benefit or the benefit of others, except in connection with the business and affairs of the Company and its Affiliates, all confidential matters relating to the Company's business and the business of any of its Affiliates, learned by Executive heretofore or hereafter directly or indirectly from the Company or any of its Affiliates (the "Confidential Company Information"), including, without limitation, information with respect to (i) sales figures (whether per property or otherwise), (ii) profit or loss figures (whether per property or otherwise), and (iii) customers, clients, tenants, and customer lists; and shall not disclose such Confidential Company Information to anyone outside of the Company except with the Company's express written consent and except for Confidential Company Information which is at the time of receipt or thereafter becomes publicly known through no wrongful act of Executive's or is received from a third party not under an obligation to keep such information confidential and without breach of this Agreement.

     12. RETURN OF PROPERTY. All memoranda, notes, lists, records, property and any other tangible product and documents (and all copies thereof), whether visually perceptible, machine-readable or otherwise, made, produced or compiled by Executive or made available to Executive concerning the business of the Company or its Affiliates, (i) shall at all times be the property of the Company (and, as applicable, any Affiliates) and shall be delivered to the Company at any time upon its request, and (ii) upon Executive's termination of employment, shall be immediately returned to the Company; provided, however, that Executive may retain a copy of his "rolodex" (or other similar record of names and addresses) maintained from time to time in the ordinary course.

     C. AGREEMENT NOT TO COMPETE

     Except as explicitly provided herein, Executive agrees, for the entire Employment Term and Noncompetition Period, to the following covenants, effective within the United States:

     1. COMPETITIVE ACTIVITY RESTRICTION. Executive, personally or through any Affiliate of Executive, shall not conduct any Competitive Activity other than through the Company, without the prior written consent of the Company. Notwithstanding any other provision of this Agreement, and without limiting any obligations to the Company that Executive may have without regard hereto, Executive agrees that, during the time he is employed by the Company, Executive shall present to the Company all opportunities that arise to engage in Competitive Activities unless Executive reasonably determines that such opportunities are not appropriate for the Company.

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

     2. NO BENEFICIAL OWNERSHIP. Executive shall not beneficially own directly or indirectly any beneficial interest in any entity engaged in any Competitive Activity other than the Company, except for any interest in a company traded on a nationally recognized public securities exchange (including The Nasdaq National Market), provided such interest does not exceed 5% of the outstanding capital stock of such company.

     3. LOANS. Executive shall not directly or indirectly make any loan to, or hold any note evidencing a loan from, any entity engaged in any Competitive Activity.

     4. COMPETITIVE ENTITY. Executive shall not be a director or trustee, partner, officer, principal, agent or employee of, or consultant to (whether for compensation or not), or work in any other capacity for, any entity engaged in any Competitive Activity.

     5. NOTIFICATION TO COMPANY. If Executive or any Affiliate of Executive desires to engage in any Competitive Activity, Executive shall describe fully the proposed activity in a written notice (the "Disclosure Notice") to the Company. A Disclosure Notice shall only pertain to a specific proposed project and the referenced proposed project shall be described therein with specificity as to timing, location, scope and the extent of Executive's involvement, financially and in terms of his time commitment. A Disclosure Notice may not request approval for any conceptual or non-project specific activity or for any activity that is prohibited by this Agreement.

     6. NO INTERFERENCE OR SOLICITATION. Notwithstanding any other provision of this Agreement, during the Noncompetition Period, Executive shall not directly or indirectly (i) solicit or endeavor to entice away any existing client of the Company or any potential client of the Company whom the Company was actively soliciting during the time of Executive's Employment Term, or any person who during the Employment Term or the one-year period which follows the expiration of the Employment Term was or is a client of the Company, or (ii) hire, solicit or otherwise encourage any employee or independent contractor of the Company to leave the employment of, or terminate any contractual relationship with, the Company, or (iii) hire any employee or independent contractor who has left the employment or other service of the Company or any of its Affiliates within the six-month period which follows the termination of such employee's or independent contractor's employment or other service with the Company and its Affiliates, or (iv) otherwise knowingly interfere with, disrupt or attempt to disrupt the relationships, contractual or otherwise, between the Company and its employees or independent contractors or solicit or encourage any employee or independent contractor of the Company to engage in any Competitive Activity.

     D. MISCELLANEOUS PROVISIONS.

     1. NOTICES. All notices or deliveries authorized or required pursuant to this Agreement shall be deemed to have been given when in writing and when
(i) deposited in the U.S. mail, certified, return receipt requested, postage prepaid, or (ii) otherwise delivered by hand or by overnight delivery, against written receipt, by a common carrier or commercial courier or delivery service addressed to the parties at the following addresses or to such other addresses as either may designate in writing to the other party:

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

        To the Company:         Keystone Property Trust
                                200 Four Falls Corporate Center, Suite 208
                                West Conshohocken, PA  19428
                                Attention:        General Counsel
                                Telephone:        (484) 530-1825
                                Facsimile:        (484) 530-0131

        To Executive:           Robert F. Savage Jr., addressed to the
                                address set forth on the signature page
                                of this Agreement.

     2. ENTIRE AGREEMENT. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and shall not be modified in any manner except by written instrument signed by or on behalf of the parties hereto. This Agreement shall be binding upon and inure to the benefit of the heirs, successors and assigns of the parties hereto.

     3. APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA.

     4. ASSIGNMENT. Executive acknowledges that his services are unique and personal. Executive may not assign his rights or delegate his duties or obligations under this Agreement except (a) his rights to compensation and benefits hereunder may be transferred by will or operation of law and (b) his rights under employee benefit plans or programs described in Section B, Paragraphs 4(b, c and d) may be assigned or transferred in accordance with the terms of such plans or programs, or regular practices thereunder. Executive's rights and obligations under this Agreement shall inure to the benefit of and shall be binding upon Executive's heirs and personal representatives.

     5. WITHHOLDING. The Company shall be entitled to withhold from any payments or deemed payments any amount of tax withholding required by law.

     6. TITLES AND HEADINGS. Titles and headings to sections and paragraphs in this Agreement are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     7. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     8. AMENDMENTS. No amendment, modification, waiver or supplement to this Agreement shall be binding on any of the parties hereto unless it is in writing and signed by the parties in interest at the time of the modification. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

     9. NO THIRD-PARTY BENEFICIARIES. This Agreement is solely for the benefit of the parties to this Agreement and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claims or action or other right in excess of those existing without reference to this Agreement.

     10. MAXIMUM LEGAL ENFORCEABILITY; TIME OF ESSENCE. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without prejudice to any rights or remedies otherwise available to any party to this Agreement, each party hereto acknowledges that damages would not be an adequate remedy for any breach of the provisions of this Agreement and agrees that the obligations of the parties hereunder shall be specifically enforceable. Time shall be of the essence as to each and every provision of this Agreement.

     11. SPECIFIC PERFORMANCE. (a) Executive acknowledges that the obligations undertaken by him pursuant to this Agreement are unique and that the Company will not have an adequate remedy at law if he shall fail to perform any of his obligations hereunder, and Executive therefore confirms that the Company's right to specific performance of the terms of Section C of this Agreement is essential to protect the rights, interest and goodwill of the Company. Accordingly, in addition to any other remedies that the Company may have at law or in equity, the Company shall have the right to have all obligations, covenants, agreements and other provisions of Section C of this Agreement specifically performed by Executive, and the Company shall have the right to obtain preliminary and permanent injunctive relief to secure specific performance and to prevent a breach or contemplated breach of Section C of this Agreement by Executive. Executive acknowledges that the Company will have the right to have the provisions of Section C of this Agreement enforced in any court of competent jurisdiction, it being agreed that any breach or threatened breach of Section C of this Agreement would cause irreparable injury to the Company and its business and that money damages would not provide an adequate remedy to the Company.

     (b) Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement that is not resolved by Executive and the Company (or its Affiliates, where applicable), other than controversies or claims arising under Section C, to the extent necessary for the Company (or its Affiliates, where applicable) to avail itself of the rights and remedies provided under Section D, Paragraph 11(a) hereof, shall be submitted to arbitration in Philadelphia, Pennsylvania in accordance with Pennsylvania law and the procedures of the American Arbitration Association. The determination of the arbitrator(s) shall be conclusive and binding on the Company (or its Affiliates, where applicable) and Executive and judgment may be entered on the arbitrator(s)' award in any court having jurisdiction.

     12. SURVIVAL. Anything contained in this Agreement to the contrary notwithstanding, the provisions of Section B, Paragraph 9(b) hereof, Section C hereof, Section D, Paragraphs 5 and 11 hereof, and the other provisions of this Section D (to the extent necessary to effectuate the survival of Section C and Section D, Paragraphs 5 and 11), shall survive termination of this Agreement and any termination of Executive's employment hereunder.

     13. OPERATIONS OF AFFILIATED PARTIES. Executive agrees that he will refrain from authorizing any Affiliate to perform any activities that would be prohibited by the terms of this Agreement if they were performed by him. Notwithstanding anything to the contrary contained in this Agreement, Executive shall not be required by the terms of this Agreement to violate any fiduciary duty existing on the date hereof that he owes to a third party.

     14. EXISTING AGREEMENTS. Executive represents to the Company that he is not subject or a party to any employment or consulting agreement, non-competition covenant or other agreement, covenant or understanding which might prohibit him from executing this Agreement or limit his ability to fulfill his responsibilities hereunder.

     15. PARACHUTES. If all, or any portion, of the payments provided under this Agreement, either alone or together with other payments and benefits which Executive receives or is entitled to receive from the Company or an affiliate, would constitute an excess "parachute payment" within the meaning of Section 280G of the Code (whether or not under an existing plan, arrangement or other agreement) (each such parachute payment, a "Parachute Payment"), and would result in the imposition on Executive of an excise tax under Section 4999 of the Code, then, in addition to any other benefits to which Executive is entitled under this Agreement, Executive shall be paid by the Company an amount in cash equal to the sum of the excise taxes payable by Executive by reason of receiving Parachute Payments plus the amount necessary to put Executive in the same after-tax position (taking into account any and all applicable federal, state and local excise, income or other taxes at the highest possible applicable rates on such Parachute Payments (including without limitation any payments under this Section D, Paragraph 15) as if no excise taxes had been imposed with respect to Parachute Payments). Except as may otherwise be agreed to by the Company and Executive, the amount or amounts (if any) payable under this Section D, Paragraph 15 shall be as conclusively determined by the Company's independent auditors (who served in such capacity immediately prior to a Change in Control (or, if applicable, a change in control which is not a Change in Control)). If such independent auditors refuse to make the required determinations, then such determinations shall be made by a comparable independent accounting firm of national reputation selected by the Company and reasonably acceptable to Executive.

     16. LEGAL FEES. The Company shall pay, at least monthly, all costs and expenses, including attorneys' and/or arbitrators' fees and disbursements, of the Company and Executive in connection with any legal and/or arbitration proceeding, whether or not instituted by the Company or Executive, relating to the interpretation or enforcement of any provision of this Agreement; provided that if Executive institutes the proceeding and the Company prevails on each and every material issue, Executive shall pay his own costs and expenses and promptly (and in no event more than 60 days after demand therefor by the Company) return to the Company any amounts previously paid by the Company under Section D, Paragraph 5.

     17. FURTHER ASSURANCES. The parties to this Agreement will execute and deliver or cause the execution and delivery of such further instruments and documents and will take such other actions as any other party to the Agreement may reasonably request in order to effectuate the purpose of this Agreement and to carry out the terms hereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

                                       KEYSTONE PROPERTY TRUST

                                       By: /s/ Jeffrey E. Kelter
                                           -------------------------------
                                       Name:  Jeffrey E. Kelter
                                       Title: President and Chief
                                              Executive Officer


                                       /s/  Robert F. Savage Jr.
                                            ------------------------------
                                            Robert F. Savage Jr.


Address and other contact information for Robert F. Savage Jr. as of the date hereof:

Keystone Property Trust
200 Four Falls Corporate Center, Ste. 208
West Conshohocken, PA 19428

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